Exhibit 99.1

Newsight Imaging Ltd. SPAC Insider Podcast

Transcript

February 22, 2023

Nick Clayton

Hello and welcome to another SPAC Insider podcast where we bring an independent eye, interviewing the targets of SPAC transactions and their SPAC partners. The chip shortage has been a serious headwind to mini tech companies, but what has it been like for the Chip makers themselves. I’m Nick Clayton and this week I speak with Eli Assoolin. Co-founder, CEO and Chairman of Newsight Imaging. Newsight announced a $380 million combination with Vision Sensing Acquisition Corp in August of last year. It provides the critical semiconductor components for LIDAR sets as well as industrial quality control and medical imaging equipment. Eli discusses how the company’s diverse use cases and position as a chip supplier makes it a unique play in the market as compared to its hardware making customers and why Israeli tech companies like his are increasingly turning to SPACs as a major source of funding. Take a listen.

So, anyone who’s been following SPACs over the past few years is somewhat familiar with LIDAR, but they’re a much broader set of applications for that technology than just consumer cars. Where I think most people think of it so Eli, can you just walk us through all of the different things Newsight is doing with LIDAR? and the other types of imaging?

Eli Assoolin

Newsight Imaging is a semiconductor company, meaning that we are not actually doing the LIDAR itself. We are serving the LIDAR market. We are doing the chip that is the core base of LIDAR and the other depth sensing, meaning that our chip camera can control the light source and from the reflection it can create a 3D image and this capability enables us to be the main component inside Lidar AR glasses, industry four-point-zero and many other applications. I just want to mention in a nutshell that Newsight is also having another family of spectral chips, which means that we basically build a spectrometer on the chip and with this spectrometer on the chip we have two joint ventures. One for water monitoring and one for healthcare applications.

Nick Clayton

Yeah, I definitely wanted to get in all of those different use cases. There’s several that are really interesting there. But you mentioned chips and I think one of the first things that I think that sparks in people’s minds over the past few years as well is just the shortage there’s been in semiconductors that, you know, that’s affected a lot of different industries. How has that affected what you do and caused any difficulties or any help with what you’ve been trying to put out there?

Eli Assoolin

It’s certainly affects us, meaning that on one side we are a fabless company. There is a line in the fab and as a small company with a relatively small medium volumes, we are not always the first place in the line. And on the other hand, there are cases in which we need to plug our chip together with other components, so it’s all respects now about that. First of all, I think that this year start with a much better situation than we had before, and during the time we learn how to cope with these kinds of issues. Meaning that in the case that we need other components, we always find a way to use alternative components and about the line, the fab and so on. We just make a much, you know, long term planning. There is a crisis, but there are ways to cope with it. Personally, I don’t think that it’s going to last too much longer than maybe the next 12 months or so.

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Nick Clayton

OK. One other macro thing there. Just given that you’re an Israeli company, I’m sure you have clients all over the place. Have the supply chain issues specifically impacted you as well?

Eli Assoolin

Well, you know, the last two years were not, you know, usually is any aspect of the what we are doing in the hardware got impacted by the COVID-19 pandemic and so on. But again, I mean the world continues, and this year started with a very positive momentum, and we feel that the crisis is kind of behind us.

Nick Clayton

And I’m really interested in once again that diversity in terms of the use cases of your chips. How different is your business model and kind of your place in the kind of the supply chain, the value chain with each of those different sectors, whether you talk about medical devices or something else? Or are there somewhere you’re selling through vendors or the others where you’re you have more of a direct relationship with?

Eli Assoolin

Yes, as I said we have two families of product. One is a machine vision in which we serve directly the market and we learned during time that you know, we cannot just come with the chip and try to sell it without proving that what we do is clickable. So, we went ahead and developed the full LIDAR as a reference design. So we have a full LIDAR, which we sell as a demo kit, a reference design, and we serve first year automotive industry four-point-zero AR glasses and many other application that we find amazing like you know construction and smart city and smart building and smart traffic, these market are served directly.

About the spectral chip, it’s a little bit different because spectral chip for itself cannot be, be applied to most of the applications. So, in this case we did it. I mean we approached the market through joint ventures. So, we have two joint ventures. The two of them are joint ventures with Israeli governmental companies. So, one is called Watersight is for water monitoring, and we are have this joint venture with the Israeli national water company, and we can allow water monitoring anytime any place. It’s a small, connected device, IT device, that you can put anywhere on the water grid, and it broadcasts and monitors the water and broadcasts to the cloud. This one is called Watersight, and the other one is called Virusight Diagnostic. And this one is with the Israeli hospital, and in this case, we can monitor pathogen like cause COVID-19 that we did the single test in 20 second we can diagnose COVID-19, but now we move to another pathogen. This company sells a full solution. So basically, if I need to summarize I, I would say that on the machine vision we serve directly the market. On the spectral, we do it via joint venture. That are basically AI software companies.

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Nick Clayton

That’s interesting and I guess looking at that those differences, how do your margins compare whether you’re, you know, doing more of a hardware piece and being more direct versus working through the joint ventures, and do any of those business lines come with recurring revenue?

Eli Assoolin

Of course, I mean the thinking the in our field of semiconductor is that you have a road map kind of step-by-step evaluation until you get into a product. And once you get into a product, usually it’s a long-term engagement because it’s years that your chip is embedded in system or into a product. And then you need to supply and support. Basically, that’s the idea of semiconductor business about the spectral side. Their model is a little bit different. They sell the solution, so they sell the hardware like the sensing device. Most of the cases and the model is most to charge on a subscription. OK, so to charge on the data and the monthly subscription, which you basically give a service to, to the customer. So, for example Watersight, I know that AI these days, became a hot topic, but that’s exactly what we are doing. We sell one time the sensor, the sensor that sends the water, and with the subscription, the monthly subscription, we can support on the cloud, the AI analysis of the water or the beverage or whatever we, we do with.

Nick Clayton

Yeah, I see. And, and just given that you’re looking at lots of different markets there, I mean, how have you seen the, the sort of total addressable market for your products change over time and and and what do you expect to see in terms of those trends over the next several years?

Eli Assoolin

There was a few years ago the talk was that by this time we will see autonomous car on the street and maybe more than that. And we arrived at this time, and we realized that the not much autonomous car, but there is a good start. Now what we think when we talked from day one is that this technology of LIDAR and the 3D imaging and so on has a, a kind of an elephant in the room. And the elephant is the cost and the price. And if you try to sell LIDARS in, like a $5000 apiece, it won’t, it won’t work. So, what we develop from day one is that we give our customer the ability to develop and a full LIDAR with the price tag that less than $200.00, and sometimes much less than that, and that’s, that’s how the difference from the market. So, on one hand, we provide the super performance for our LIDAR. I mean we are not competing in, in terms of 400 meters and so on. Our speed spot is like up to 100 meter, full resolution, great performance, but very, very affordable price that match and mass market deployment.

Nick Clayton

And I wanted to get into that a little bit too. Just because I think again, you know, when people think LIDAR, they think it’s sort of all the same thing, where in reality there’s kind of different requirements, you know, in order to be able to do certain tasks, certain things. So, can you break that down a little bit in terms of, you know, what do you need in order to have a chip that’s working in a LIDAR solution for an assisted driving car on public roads? Versus, you know, something that’s helping guide autonomous industrial vehicles or other things or, or sensors. What, what, how do those? How does that market breakdown in terms of capability?

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Eli Assoolin

We can divide this market into maybe 2 axes. One is the distance, the range, and one is the resolution. Basically, the range is dictated by the rule of physics. You know, you shoot the light source, and from the reflection, you need to calculate the distance for each pixel. Now there is of course a limitation to CMOS, the technology that we are using, but we found ways to improve it significantly and create distances of up to 100 meter with the light source that is really considered to be very low. And this is our core technology. How we do it. So, the range is 1 axis, and the, the second is the resolution. So, in this we are really good. So, our chip can work in with about half million pixels, and you can select each resolution that you want. So, I would say because our chip is relatively low price and high performance and have the flexibility to work in any resolution that you select, that’s what make it, uh, fitable to very different market and very different use case, while the other component dictate the rest of the bill of material. For example, the light source. Uh, you know the other component, the software, and that’s what makes it different. So, our chip again is very, I mean, compatible to many, many use cases.

Nick Clayton

Yeah, and we, we’ve ticked off a few of those so far, but I’m interested in, you know, among the, the use cases that we haven’t mentioned yet. You know, what are some of the interesting ones that you think that, you know, probably the average person doesn’t really think of when they think of LIDAR or some of that advanced sensing?

Eli Assoolin

The use cases are very different as we, as we said. I mean, let’s take some example. You know industry 4.0, you have a production line, you have a product running on the line. You need to do a quality assurance to this product, and you need to measure things in, you know, in range of microns, few micron. Now our chip can work in a mode that create one laser line that is extremely accurate. So just imagine a moving, you know, convey with all the product there, and there is a line of laser, and they are scanning through this line of laser, and we can, monitor exactly and measure exactly if the product was produced correctly or that’s a use case that we all, already, you know, sell to. We are one of the best in this area. There are some other use cases that we have seen with our new customers that I cannot really talk about because it’s kind of what’s going to happen in the coming years. But you know even today the smartphone, some of the smartphone include the LIDAR solution. We predict that this technology will be in most of the places that the regular camera exists, like security camera. It can be in you know, computing, it can be in robotic, it can be in AR glasses, metaverse glasses, and all of these use cases will need 3D imaging in an affordable cost, and we give high performance and affordable costs.

Nick Clayton

Great and, and I want to move over to the, the SPAC deal eventually here, but can you walk us through a little bit just in terms of your timeline as you’re commercializing all these various different tech pieces? Because as many companies that are sort of in this space, they have a lot of things that they’re affecting that’s going to hit the market a few years out, and there’s some big pivot points are coming in the future. Where are you in terms of your rollout of the products now, and, and where are you expecting the big jumps to occur?

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Eli Assoolin

We are a company that, you know, we are going to merge with SPAC, but we have a very solid business plan. We, we are with our foot on the ground, we don’t consider future vision. We don’t sell the dream, only the dream, OK? We, on one hand we, we have a vision we, we can see the jump, and we can see a lot of other small jumps. And that’s why we build a plan that on one hand target, you know, market like autonomous driving and maybe also drones and some future applications. But on the other hand, we are already selling to the robotic market, to the industry four-point-zero market to the existing, the market that needs solution. For example, if you want to monitor elderly at home, or you want to follow up automatic doors in places, and the train, and things like that. All of these are immediate need of the market that already happen. So, on one hand, we serve the existing markets. On the other hand, we continue to develop and get ready to the, to the future with some exciting things that might, might happen to us.

Nick Clayton

Yeah, and I mean, I’m just looking kind of on that point, just looking at your, your presentation that accompanied your, this deal’s announcement. I mean, it looks like the way you, you put it, you’re looking at potentially some, some really big revenue increases in year three and year four as well as EBITDA increases. What are some of the things you see coming online and shifting and in that period?

Eli Assoolin

Yeah, I mean we, we think that eventually, the, there was a phase that the market need to learn what is the LIDAR, OK? That’s already happened. The market know what is the LIDAR, now the market need to understand how to integrate the LIDAR into the product in a way that it can be mass produced and not, you know, in a price that it’s not possible. So you know, instead to fight or to try to compete in the area of LIDAR, we think that we are going to serve a lot of the players that are now in the LIDAR market, whether it will be a 360 around the car, or whether it will be in every mirror of the car, or whether it will be DMS. We want to target mass market applications and, again, if you, if you are targeting to be in every home, in every elevator, in every you know, car, robots, AG V, that makes a big difference. Then try to target yourself to be on autonomous car. That might happen in 10 years from now. So that’s exactly what we, we try to do too - adjust ourselves to the market need today, OK? So that’s how we see the shift, and there are few areas in which we already see the shift, because you know what happened with the with the metaverse, with the AI, with the hand gesture that you want to operate a few things. How you communicate with computers, how you communicate with, with others, I mean, all this trend of AI and robotic and metaverse, and I mean that’s the trend that we are into it.

Nick Clayton

Great and, and looking at the, the SPAC deal itself. How did you come to the conclusion that, that the SPAC was probably the, the way you wanted to go in terms of your next stage of, of raising funds and getting to the public markets? I mean, how did that stand out over, you know, the possibilities of an IPO or private rounds - the other options there?

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Eli Assoolin

Newsight is a, we are a little bit different company. We are not coming with the huge investment by VC. We are not invested by Big VC’s. Investments so far are really modest comparing to the semiconductor company. What needed to, to make six chips to we arrive to a point that we knew that we have a great technology, great market validation. We think that we can be very attractive to many big customers. Now there is a need, of course, to go to the US market and to the European market. And for that, we need to improve, improve our branding and to lend the correctly in the US. That’s, that’s why we came to the conclusion that going public will be the best thing to do and came and offer us look like a good decision. And I’m, I must tell you, you know, the specific SPAC that we are with, Vision Sensing, we are very lucky. There are very supportive, very experienced people that can take us on this point to a successful IPO. That’s what we believe, and we are very advanced in the process, OK? We are now in registration with the SEC, and we hope to be able to, to close it in the coming time.

Nick Clayton

Great and I was just interested in in asking this because we’ve seen a lot of companies, Israeli tech companies, go public with SPACs. I’m just interested in, you know, within Israel’s little Silicon Valley there, I guess, how prominent is the SPAC option being talked about, you know, among other companies, and, and how much activity is there in terms of SPACS themselves reaching out and, and just the general sense of you know, is this kind of the, the, the main path for an Israeli company that wants to go public in the US to to, to make it happen?

Eli Assoolin

Well, I must tell you that it’s depend on the, on the deal itself or the outcome. In some cases that the SPAC was not so successful. But in these cases, maybe the valuation was not reflecting the right value of the company. We think that our offer valuation and the business plan that we are and the validation, all the these signals seems to be correct, and we think that we are very attractive deal. So, I would say that there is not a general answer to your question. I mean, SPAC good or not for the Israeli company, it’s very dependent on the case. I think that in our case, it’s very good direction. It’s a great shortcut for us to go to be a public company and to land in the US in the right way we want, but for others, maybe it was, was not the, the best path.

Nick Clayton

And, and looking at some of those other companies, there are, you know, several that are from the LIDAR space, some even Israeli companies that are sort of involved in LIDAR and imaging and in some sense, I mean, just seeing how they performed since completing their, their deals. It’s been obviously a very difficult year and, and difficult market for tech companies in general. But I guess just you know, what does that do? You think tells you in terms of you know how patient the market is going to be as you provide updates and get, get your product rollouts and things like that.

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Eli Assoolin

We treat the LIDAR not as our main product. We don’t call ourselves LIDAR company. We, we are a semiconductor company. So if you want to compare us, it might be good to compare us to other semiconductor companies and not necessarily, you know, LIDAR companies. So, LIDAR is our customers. So, I think that there were few successes in, in the last IPO of semiconductor companies like Mobile Eye and also a lot of other cases in which the company built great semiconductor companies. So we this is our field. We are again the semiconductor company, and we serve the LIDAR market. But we think our about ourselves that solve the problem that the LIDAR market face, which is the price and make thing affordable. And unlike maybe other companies that deal with LIDAR, we never said that LIDAR is the only, you know, direction. We, we always had the depth imaging the industry four-point-zero and other vertical in parallel. So, we are component maker. And we serve all these verticals.

Nick Clayton

I guess looking forward a bit, what is sort of the on the technology side, some of the things that you’re most excited about in your space, granted of course, as you mentioned, you’re involved in several, but what is sort of the kind of the big thing you’re most excited about seeing come to fruition from the technology side in the coming years?

Eli Assoolin

If we talk about, you know, our offering and technology, I feel very lucky because you know we, we do good thing for humanity if we deal with the safe, safe system like others in a car. So, it’s safe life and save life and the automatic safe, safety system in car and all of this it’s saving life also in the spectral, we monitor water quality, so it’s also helping to the impact. I mean it’s a high impact company. No one introduced solution that can monitor water in a matter of 4000 spectral images per second. We take it to the cloud and then give an immediate alert in case the water is, is not good. Nobody else can do it in like we, we do, so, we feel that we contribute a lot. We can contribute a lot to the making water cleaner, and life healthier and, of course, about the diagnosis of pathogen. We, we think that our solution can be used for the current and next pandemic as well as other pathogen detection. So overall, if you ask what will make me excited, is then knowing that beside the good business that we, we are going to do, we also contribute to many aspects of our life. So, I mean that’s what make me excited.

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